Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-30

DYNEGY ANNOUNCES STEPS TO ELIMINATE $400 MILLION

SERIES C CONVERTIBLE PREFERRED STOCK

•	Company redeeming Series C Convertible Preferred Stock, with expected benefits to include:

•	Elimination of $22 million in annual preferred dividends

•	Significant reduction in number of diluted shares outstanding

•	Redemption to be funded with:

•	Approximately $250 million of cash on hand

•	Net proceeds from an offering of shares of Dynegy’s Class A common stock

•	Dynegy to sell Rockingham peaking facility to a Duke Energy subsidiary for approximately $195 million

•	New $150 million term loan to be repaid with proceeds from the sale

HOUSTON (May 22, 2006) – Dynegy Inc. (NYSE: DYN) today announced that it has entered into an agreement with Chevron U.S.A. Inc. (CUSA), a wholly-owned subsidiary of Chevron Corporation (NYSE: CVX), to redeem all of Dynegy’s outstanding Series C Convertible Preferred Stock (Series C preferred) at par for $400 million in cash, plus accrued and unpaid dividends. The Series C preferred is convertible into 69.2 million shares of Dynegy’s common stock, all of which are included in Dynegy’s fully diluted share count for fully diluted earnings-per-share calculations.

Pursuant to the preferred stock redemption agreement between Dynegy and CUSA, Dynegy intends to redeem the Series C preferred on or about May 26, 2006. The closing of the preferred stock redemption agreement is subject to customary closing conditions as well as the consummation of the related financing, among other conditions. After giving effect to the redemption, CUSA will continue to hold approximately 97 million shares of Dynegy’s Class B common stock, which represents an approximate 20 percent ownership interest in Dynegy based on the outstanding shares of Dynegy’s common stock as of May 19, 2006.

- more -

DYNEGY ANNOUNCES STEPS TO ELIMINATE $400 MILLION	NR06-30

SERIES C CONVERTIBLE PREFERRED STOCK

2-2-2-2-2

“As a result of our liability management plan activities to date, which have addressed our senior debt and publicly held convertible securities, we significantly deleveraged the company and extended our maturities,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “We are now taking the next step of addressing the Series C preferred, the sole remaining security that bears a coupon and also participates in equity upside. This transaction will result in the significant reduction of our diluted shares outstanding and the elimination of a long-term call on cash in the form of $22 million in annual preferred dividends.”

In order to redeem the Series C preferred, the company intends to use approximately $250 million of cash on hand, with the net proceeds of an equity offering of Class A common stock to be applied to the remaining balance. The use of cash is expected to be partially offset with the proceeds from the sale of the Rockingham Power Generation Facility, a summer-rated capacity 830-megawatt peaking plant in North Carolina, to Duke Power Company LLC, a Duke Energy subsidiary, for approximately $195 million in cash. That transaction, which is expected to close before the end of 2006, is conditioned upon the expiration or termination of the Hart-Scott-Rodino waiting period, approval by the Federal Energy Regulatory Commission and the North Carolina Utilities Commission, and the fulfillment of customary closing conditions.

“We believe the opportunistic sale of the Rockingham facility at a favorable price, together with the redemption of the Series C preferred, will allow us to capture significant value while maintaining our very strong liquidity and simplifying our capital structure,” Williamson added.

- more -

DYNEGY ANNOUNCES STEPS TO ELIMINATE $400 MILLION	NR06-30

SERIES C CONVERTIBLE PREFERRED STOCK

3-3-3-3-3

Dynegy Holdings Inc. (DHI) has arranged a $150 million term loan as an interim source of liquidity. The $150 million term loan, which will be repaid with Rockingham sales proceeds, will be structured as a new tranche under DHI’s existing fourth amended and restated credit agreement. The term loan facility will mature on the earlier of five business days after the consummation of the sale of the Rockingham facility or Jan. 31, 2012. The lead arrangers for the facility are J.P. Morgan Securities Inc. and Lehman Brothers Inc.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the proposed transactions described above will be consummated on the terms Dynegy currently contemplates, if at all, or that Dynegy will realize the expected benefits from such transactions. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and its Quarterly Report on Form 10-Q for the period ended March 31, 2006, which are available free of charge on the SEC’s web site at http://www.sec.gov.

###